Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134061, 333-123610, 333-123609 and 333-123607) of Symmetry Medical Inc. of our report dated December 21, 2011 relating to the special purpose combined statement of assets to be sold and the related special purpose combined statement of revenues and expenses of the Codman Surgical Instruments product line of Codman & Shurtleff Inc., which appears in this Current Report on Form 8-K/A of Symmetry Medical Inc. dated February 22, 2012.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 22, 2012